Exhibit 99.1

Financial Strategies Acquisition Corp. Announces Merger with Austin Biosciences Corp, A Texas Biotechnology Platform Company

February 13, 2023 16:30 EST

DALLAS and AUSTIN, Texas, Feb 13, 2023 – Financial Strategies Acquisition Corp. (Nasdaq: FXCO) (“FXCO”)(the “Company”)., a Special Purpose Acquisition Company led by CEO Alexander V. Schinzing, today announced the execution of a definitive business combination agreement with Austin Biosciences Corp. (“Austin Biosciences”).

Upon closing of the transaction, Austin Biosciences will become a wholly-owned subsidiary of the Company. Mr. Schinzing will serve as Chairman and Mr. Burgi-Krishnamurthy will serve as Chief Executive Officer of Austin Biosciences. The Company’s common stock is expected to be listed on the Nasdaq Capital Market under the ticker symbol “ASTN.”

Austin Biosciences Corporation Highlights

1.       Austin Biosciences is a preclinical pharmaceutical company with multiple, proprietary product candidates derived from an innovative nanotechnology-based approach to drug development. This approach strives to enhance the bioavailability, effectiveness and reduce the toxicity of crucial FDA licensed pharmaceutical API (Active Pharmaceutical Ingredients). Austin Biosciences’ product candidates seek to improve existing licensed product into safer and more effective drug therapies.

2.       Product candidates focus upon the development of improvements to existing FDA approved cancer treatment therapies to make them more bioavailable, less toxic and more soluble.

3.       Anticipated clinical applications: The current product pipeline focuses on improving existing approved pharmaceutical products belonging to the chemical group of Taxanes used in the treatment of various cancers, including breast, lung, prostate, gastric, head and neck, and ovarian cancer. Previous clinical data have shown that Taxanes have cytotoxic activity against breast, colorectal, lung, ovarian, prostate, liver, renal, gastric, and head and neck cancers and melanoma. Some of the Taxanes used in hormone-refractory prostate cancer treatment have shown to improve life expectancy and overall life quality.

4.       Preclinical Proof of Concept: Austin Biosciences has completed several key preclinical studies, including a maximum tolerated dose (MTD) study, a pharmacokinetics study, and biological activities in a breast tumor xenograft model, and in a pancreatic tumor xenograft model. Results show LBI-1103 vs. Taxotere® has significantly greater anti-tumor activity with potentially reduced toxicity.

5.       Issued patents. Proprietary product development know-how and trade secrets: Austin Biosciences maintains a very strong global intellectual property position in the United States, Japan, the European Union and other major international markets. The patent applications cover the LASSN™ nanotechnology platform and its drug development efforts. Austin Biosciences has additional patent applications pending that cover LASSN™ drugs that are in the development pipeline. Current coverage extends through 2039. Austin will continue to invent and protect new inventions which will expand and extend coverage beyond 2039. Current research will focus upon developing additional patents for large scale manufacturing processes.

Dr. Burgi-Krishnamurthy, CEO of Austin Biosciences: “The business combination of Financial Strategies Acquisition Corp. and Austin Biosciences allows us to advance the preclinical development of our platform technology, to add significant experience to the Austin Biosciences board of directors and to access high-quality institutional investors.”

Alexander V. Schinzing, CEO of FXCO: “Austin Biosciences patent-protected technology is designed to improve therapies to treat cancer. The drug can cross the blood brain barrier and actively target cancer cells, reducing human suffering and saving lives. We are looking forward to becoming part of this exciting future.”

Transaction Overview

Under the terms of the proposed transaction, Austin Biosciences’s shareholders will receive an aggregate of 12.5 million shares of FXCO’s Class A common stock (the “Class A Shares”) in exchange for all of the capital stock of Austin Biosciences, with the valuation and allocation of shares subject to a fairness opinion and adjustment upon closing and as contemplated by the terms of the business combination agreement. Assuming that no FXCO shareholders elect to redeem their shares, the market capitalization of the combined companies will be approximately $166.3 million. Financial Strategies Acquisition Corp. estimates that the current shareholders of Austin Biosciences will own approximately 75% of the issued and outstanding shares of the combined companies at closing. The transaction has been approved by the respective board of directors of FXCO and Austin Biosciences and is subject to the approval of Austin Biosciences and FXCO shareholders and other customary conditions. The transaction is expected to close in the second quarter of 2023.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by FXCO with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, FXCO intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

About Austin Biosciences

Austin Biosciences is a dynamic Texas-based pharmaceutical company, improving the potency and safety of existing FDA approved pharmaceutical products used for treatment of various cancers, including breast, lung, prostate, gastric, head and neck, and ovarian cancer. Their advanced R&D facilities in Texas foster a prime environment for scientists to create cutting-edge treatments. The Company expects to initiate a Phase 1 trial for its leading candidate Austin Biosciences-1103 in Q1, 2024 or earlier. Pre-clinical development is also underway for multiple product candidates in their pipeline. For more information, visit www.austinbio.tech.

About Financial Strategies Acquisition Corp.

Financial Strategies Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Important Information About the Merger and Where to Find It

A full description of the terms of the business combination will be provided in a registration statement on Form S-4 to be filed with the SEC by FXCO that will include a prospectus with respect to the Combined Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of FXCO to vote on the business combination. FXCO urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about FXCO, Austin Biosciences and the business combination. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of FXCO as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Financial Strategies Acquisition Corp., Attn: Secretary, c/o Celtic Asset & Equity Partners, 2626 Cole Ave Suite 300, Dallas, Texas, 75204. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

FXCO and Austin Biosciences and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of FXCO is set forth in FXCO’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Financial Strategies Acquisition Corp., Attn: Secretary, c/o Celtic Asset & Equity Partners, 2626 Cole Avenue Suite 300, Dallas, Texas, 75204. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the FXCO shareholders in connection with the proposed business combination will be set forth in the registration statement containing the proxy statement/prospectus for the proposed business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the business combination, the proceeds of the business combination, the initial market capitalization of the Combined Company and the benefits of the business combination, as well as statements about the potential attributes and benefits of Austin Biosciences’s product candidates and the format and timing of Austin Biosciences’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to complete the business combination due to the failure to obtain approval from FXCO’s shareholders or satisfy other closing conditions in the Business Combination Agreement, the occurrence of any event that could give rise to the termination of the Business Combination Agreement, the ability to recognize the anticipated benefits of the business combination, the outcome of any legal proceedings that may be instituted against FXCO or Austin Biosciences following announcement of the proposed business combination and related transactions, the impact of COVID-19 on Austin Biosciences’s business and/or the ability of the parties to complete the business combination, the ability to obtain or maintain the listing FXCO’s common stock on Nasdaq following the proposed business combination, costs related to the proposed business combination, changes in applicable laws or regulations, the possibility that FXCO. or Austin Biosciences may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by FXCO with the SEC and those included under the header “Risk Factors” in the final prospectus of FXCO related to its initial public offering. Most of these factors are outside of FXCO’s and Austin Biosciences’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Austin Biosciences, Inc.

Investor Relations:

Natalia Kozokina

Natalia@CelticEquityPartners.com

Financial Strategies Acquistion Corp.

Timo Vainionpäa

Chairman

tvainionpaa@finspac.com